Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of December 19, 2005, by and between Commercial Capital Bank, FSB, a federal savings bank, with its headquarters office located in the City of Irvine, Orange County, California (the “Bank”), and Stephen H. Gordon, a California resident (the “Employee”). References herein to “Holding Company” are references to Commercial Capital Bancorp, Inc.

A. On September 13, 2001, the Bank and Employee entered into an employment agreement.

B. The Bank now desires to enter into this Agreement with Employee pursuant to which Employee would continue to be employed by the Bank as the Chairman of the Board and Chief Executive Officer of the Bank, henceforth on the terms and subject to the conditions set forth herein, and Employee desires to be so employed.

On the basis of the foregoing facts, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Term.

(a) Subject to the provisions below, the Bank agrees to employ Employee, and Employee agrees to be employed by the Bank, subject to the terms and conditions of this Agreement, for a term of three (3) years (“the Term”) unless employment is earlier terminated pursuant to the termination provisions of this Agreement, commencing on the date first set forth above (the “Employment Period”).

(b) Subject to the notice provisions of this paragraph, on the first annual anniversary of the date first above written and each annual anniversary thereafter, the Term of this Agreement may be renewed or extended for one (1) additional year after review and approval by the Board of Directors or a duly authorized committee thereof. In the event the Bank or the Employee gives written notice to the other party or parties hereto of such party’s or parties’ election not to extend the Term, with such notice to be given not less than ninety (90) days prior to any such anniversary date, then this Agreement shall terminate at the conclusion of its remaining Term.

(c) References herein to the Term of this Agreement and/or the Employment Period shall refer both to the initial Term and successive Terms.

2. Duties and Authority. During the Employment Period, Employee shall devote all necessary time, ability and attention to the business and affairs of the Bank. Employee shall not directly render service of a business, commercial or professional nature to any other person or organization other than the Holding Company and its subsidiaries, without the consent of the Board of Directors. However, nothing in this paragraph prohibits Employee from, or requires the Board of Directors to approve or consent to Employee serving as an advisor or Board member of a charitable or nonprofit organization or serving as an advisor or director of any corporation which does not compete with the business of the Bank, so long as such service does not materially interfere with the performance of employment duties. Employee agrees that during the Employment Period, he will use his best efforts, skill and abilities to promote the Bank’s interests and to serve as the Chairman of the Board and Chief Executive Officer of the Bank. Employee shall perform such customary, appropriate and reasonable executive duties as are normally assigned to a person with such position at other banks, including such duties as are delegated to him from time to time by the Board of Directors. Employee shall report directly to the Bank’s Board of Directors. The Bank shall also cause the Employee to be nominated and management proxies will be voted to elect Employee as a director of both the Bank and Holding Company during the entire Employment Period.

3. Bank’s Authority. Employee agrees to observe and comply with the Bank’s policies and procedures as adopted by the Board of Directors regarding performance of his duties and to carry out and to perform orders, directions and policies stated by the Board of Directors to him periodically, either orally or in writing.

4. Compensation.

(a) The Bank agrees to pay to Employee during each year of this Agreement an annual base salary of $925,750, beginning on the date first set forth above and payable in accordance with the Bank’s standard bi-weekly payroll policy and subject to such withholding as required by law or policy. The base salary shall be reviewed annually by the Bank’s Board of Directors, on or before January 31st of each year for that year, and may be changed by mutual agreement of the parties.

(b) The Employee will become eligible to receive from the Bank a bonus or bonuses and, if recommended to the Holding Company, to receive from the Holding Company stock options and restricted stock awards, in either case, in such amount as, in such a manner as, and at such time as, the Board of Directors or a duly authorized committee thereof, in its discretion, determines is appropriate.

(c) The Bank shall provide a car allowance of $1,000 per month during the Employment Period.

(d) During the Employment Period, Employee shall be eligible to participate in any retirement, pension or profit-sharing plan, including any non-qualified, deferred compensation or salary continuation plan, or similar employee benefit plan or retirement or bonus program of the Bank or the Holding Company, to the extent that he is eligible under the provisions of the plan and commensurate with his position in relationship to other participants and pursuant to the terms of the Bank or the Holding Company’s plans or program.

(e) The Bank agrees to provide medical, dental and other insurance, including key man life and disability, for Employee on the same terms as provided for all executive officers of the Bank.

5. Reimbursement of Expenses. The services required by the Bank will require Employee to incur business, entertainment and community relations’ expenses and the Bank hereby agrees to provide credit cards and charge accounts for Employee’s use for such expenses. The Bank agrees to reimburse Employee for all out-of-pocket expenses that are business related, upon submission of appropriate documentation and approval by the Board of Directors or a committee thereof. Such expenses may include membership fees and dues to organizations approved by the Board of Directors or a committee thereof. Each expense, to be reimbursed, must be of a nature qualifying it as a proper deduction on the income tax returns of the Bank as a business expense and not as deductible compensation to Employee. The records and other documentary evidence submitted by Employee to the Bank with each request for reimbursement of such expenses shall be in the form required by applicable statutes and regulations issued by appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as deductible compensation to Employee.

6. Confidential Information. Employee agrees that he shall not, without the prior written permission of the Bank in each case, publish, disclose or make available to any other person, firm or corporation, either during or after the termination of this Agreement, any confidential information which Employee may obtain during the Employment Period, or which Employee may create prior to the end of the Employment Period relating to the business of the Bank, or to the business of any customer or supplier of any of them; provided, however, Employee may use such information during the Employment Period for the benefit of the Bank. Employee agrees to execute any and all such additional agreements and instruments that the Bank may deem reasonably necessary in order to protect the confidentiality of such confidential information or otherwise to effectuate the purpose and intent of this Section 6. Prior to or at the termination of this Agreement, Employee shall return all documents, files, notes, writings and other tangible evidence of such confidential information to the Bank. This Section 6 shall survive the expiration or termination of this Agreement.

7. Covenant Not to Solicit Customers or Fellow Employees. Employee agrees that for a period of eighteen (18) months following the termination of employment with the Bank, he will not solicit, directly or indirectly, divert or attempt to divert for himself or for any third party, the banking business of any customer with whom the Bank had done business during the preceding one year period. Employee recognizes and acknowledges that any customer list and financial information concerning any of the Bank’s customers, as it may exist from time to time, is a valuable, special and unique asset of the Bank’s business. Employee further agrees not to solicit or hire, directly or indirectly, divert or attempt to divert for himself or for any third party, the services of any officer or employee of the Bank during such 18-month period. Employee agrees to execute any and all such additional agreements and instruments that the Bank may deem reasonably necessary in order to effectuate the purpose and intent of this Section 7. This Section 7 shall survive the expiration or termination of this Agreement.

8. Remedy. Employee understands that, because of the unique character of the services to be rendered by Employee hereunder, the Bank would not have any adequate remedy at law for the breach or threatened breach by Employee of any one or more of the covenants set forth in this Agreement and therefore expressly agrees that the Bank in addition to any other rights or remedies which may be available to it, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

9. Termination of Employee Without Cause.

(a) Upon the occurrence of an Event of Termination (as herein defined) during Employee’s Term of employment under this Agreement, the provisions of this Section shall apply.

(b) As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank or the Holding Company of Employee’s full-time employment hereunder for any reason other than a termination governed by Section 12 below, or termination for Cause, as defined in Section 10(b) below; or (ii) Employee’s termination with good reason from the Bank’s employ in accordance with Section 9(c) below upon any (A) failure to elect or reelect or to appoint or reappoint Employee to the positions he has been appointed to pursuant to Section 2, unless consented to by Employee, (B) a material change in Employee’s function, duties, or responsibilities with the Bank, which change would cause Employee’s position to become one of substantially lesser responsibility, importance, or scope from the position and attributes thereof described in Section 2 above, unless consented to by Employee, (C) a relocation of Employee’s principal place of employment by more than 30 driving miles from its location at the effective date of this Agreement, unless consented to by the Employee, (D) a material reduction in the benefits and perquisites to Employee from those being provided as of the effective date of this Agreement, unless consented to by Employee, (E) a liquidation or dissolution of the Bank or Holding Company, or (F) breach of this Agreement by the Bank.

(c) Upon the occurrence of any event of a type described in clauses (ii)(A), (B), (C), (D), (E) or (F), of Section 9(b), Employee shall have the right to terminate with good reason his employment under this Agreement by delivering written notice to the Bank not less than sixty (60) days following the occurrence of such event, which termination with good reason shall be effective only if such event shall not be cured within thirty (30) days after the Bank’s receipt of such notice. The date of any Event of Termination shall be referred to herein as the “Date of Termination.”

(d) Upon the occurrence of an Event of Termination by the Bank, the Bank shall pay to Employee an amount equal to the greater of: (1) his base salary for the remaining portion of the Term; or (2) three (3) times Employees highest annual compensation for the last five (5) years (such payment, the “Severance Payment”), as severance pay in lieu of and in substitution for any other claims for salary and continued benefits hereunder (based on Employee’s base salary and benefits prevailing at the time of termination). Such annual compensation shall include base salary, commissions, bonuses, contributions or accruals on behalf of Employee to any pension and profit sharing plans, including any non-qualified, deferred compensation or salary continuation plans, any benefits to be paid or received under any stock-based benefit plan, severance payments, directors or committee fees and value of fringe benefits paid or to be paid to the Employee during such years. At the election of the Employee, the Severance Payment shall be made to Employee: (i) in a lump sum on the Date of Termination, or (ii) on a bi-weekly basis in approximately equal installments over a period ending not later than the date that is 2-1/2 months following the last day of the calendar year in which the Date of Termination occurs. Payment of the Severance Payment shall be in addition to all other sums owed to Employee under applicable law for all periods prior to the Date of Termination, including, without limitation, sums owed in respect of accrued bonus, if any, and reimbursable expenses. Notwithstanding anything in this Agreement to the contrary, no bonus shall be deemed to have been accrued unless and until any such bonus has been duly authorized by the Bank’s Board of Directors or a duly authorized committee thereof. Accrued bonuses shall mean the bonus amount(s) determined in accordance with Section 4(b) hereof.

(e) With respect to any stock options issued to the Employee that were outstanding on the Date of Termination, any options which were not exercisable on the Date of

Termination shall automatically become exercisable upon the Date of Termination, and shall remain exercisable in full for a period of thirty (30) days.

(f) Upon the occurrence of an Event of Termination, the Bank will cause to be continued for the Employee and his previously covered dependents life, medical, dental and disability coverage that the Employee agrees is substantially equivalent to the coverage maintained by the Bank or the Holding Company for Employee and his dependents prior to the Date of Termination at no cost to the Employee, to the extent, if any, that the insurance carrier(s) will allow, and except to the extent such coverage may be changed in its application to all Bank or Holding Company employees. Such coverage shall cease upon expiration of the remaining Term of this Agreement. If this coverage is not available, the Bank will pay to Employee an amount equal to the monthly premiums paid to the carrier for the coverage that was in force prior to the Date of Termination for the remaining Term of this Agreement.

10. Termination of Employee for Cause.

(a) The Board of Directors may terminate Employee’s employment at any time, but any termination by the Board of Directors for other than cause shall not prejudice the Employee’s right to compensation or other benefits under the Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

(b) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its other obligations which were suspended.

(c) If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all its obligations under this Agreement shall terminate as of the date of default, but this paragraph (g) shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(i) by the director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

(ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by such action.

11. Termination Upon Employee’s Death; Effect of Termination on Other Plans. Notwithstanding anything herein contained, if Employee shall die, this Agreement shall terminate one (1) year from the date of Employee’s death, whereupon Employee’s estate shall be entitled to receive his salary and any bonus earned up through the date of termination. Such termination shall not affect any rights which Employee may have at the time of his death pursuant to any of the Bank’s plans or arrangements for insurance, stock options, or for any other death benefit, bonus, or retirement benefit, which accrued rights thereafter shall be enjoyed by Employee’s estate and continue to be governed by the provision of such plans and arrangements to the extent they are not inconsistent with the terms of this Agreement. The Bank will cause to be continued for the Employee’s previously covered dependants’ life, medical and dental coverage that is substantially equivalent to the coverage maintained by the Bank or the Holding Company for Employee’s dependants prior to the Employee’s death at no cost to the Employee. Such coverage shall cease upon the expiration of the remaining Term of this Agreement. If this coverage is not available, the Bank will pay to Employee an amount equal to the monthly premiums paid to the carrier for the coverage that was in force prior to the date of the Employee’s death for the remaining Term of this Agreement.

12. Change in Control.

(a) For purposes of this Agreement, a “Change in Control” of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item I (a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act and the Rules and Regulations promulgated by the OTS (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board of Directors shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or

(B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by a Nominating Committee solely comprised of members who are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods, or (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed; or (E) a tender offer is made and accepted for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

(b) If a Change in Control has occurred pursuant to Section 12(a) above or the Board of Directors has determined that a Change in Control has occurred, Employee shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 12 upon his subsequent termination of employment at any time during the Term of this Agreement due to: (1) Employee’s dismissal or (2) Employee’s voluntary resignation for good reason unless such termination is because of his death or Termination for Cause.

(c) Upon Employee’s entitlement to benefits pursuant to Section 12(b), the Bank shall pay Employee, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of: (1) the payments due for the remaining Term of the Agreement; or (2) three (3) times Employee’s highest annual compensation for the last five (5) years (such payment, solely for purposes of this Section 12, the “Change in Control Payment”). Such annual compensation shall include base salary, commissions, bonuses, contributions or accruals on behalf of Employee to any pension and profit sharing plans, including any non-qualified, deferred compensation or salary continuation plans, any benefits to be paid or received under any stock-based benefit plan, severance payments, directors or committee fees and value of fringe benefits paid or to be paid to the Employee during such years. At the election of the Employee, the Change in Control Payment shall be made to Employee: (i) in a lump sum on or as soon as practicable following the Date of Termination, or (ii) on a bi-weekly basis in approximately equal installments over a period ending not later than the date that is 2-1/2 months following the last day of the calendar year in which the Date of Termination occurs. Payment of the Change in Control Payment shall be in addition to all other sums owed to Employee under applicable law for all periods prior to the Date of Termination, including, without limitation, sums owed in respect of accrued bonus, if any, and reimbursable expenses. Notwithstanding anything in this Agreement to the contrary, no bonus shall be deemed to have been accrued unless and until any such bonus has been duly authorized by the Bank’s Board of Directors or a duly authorized committee thereof. Such payments shall not be reduced in the event Employee obtains other employment following termination of employment.

(d) Upon the Employee’s entitlement to benefits pursuant to Section 12(b), the Bank will cause to be continued for the Employee and his previously covered dependents life, medical, dental and disability coverage that the Employee agrees is substantially equivalent to the coverage maintained by the Bank for Employee and his dependents prior to his termination at no cost to the Employee. Such coverage and payments shall cease upon the expiration of thirty-six months following the Date of Termination. If this coverage is not available, the Bank will pay to Employee an amount equal to the monthly premiums paid to the carrier for the coverage that was in force prior to the Date of Termination for thirty-six months from the Date of Termination.

13. Parachute Payment Provision.

(a) The following limitation shall apply in the event, but only in the event, that any payment received or to be received by Employee pursuant to this Agreement (“Payment”) would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”):

The aggregate present value of those Payments shall be limited in amount to the greater of the following dollar amounts (the “Benefit Limit”):

(i) 2.99 times Executive’s Average Compensation, or

(ii) Payments under this Agreement after taking into account any excise tax imposed under Code Section 4999 on those Payments.

The present value of the Payments will be measured as of the Change in Control and determined in accordance with the provisions of Code Section 280G(d)(4).

As used in this Section 13(a), the term “Average Compensation” means the average of Employee’s W-2 wages from the Bank for the five (5) calendar years (or such fewer number of calendar years of employment with the Bank) completed immediately prior to the calendar year in which the Change of Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year before inclusion in Average Compensation.

(b) For purposes of the foregoing Benefit Limit, in the event there is any disagreement between Employee and the Bank as to whether one or more payments to which Employee becomes entitled under this Agreement constitute parachute payments under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:

(i) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Treasury Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to a nationally-recognized independent accounting firm mutually acceptable to Employee and the Bank (“Independent Accountant”). The resolution reached by the Independent Accountant will be final and controlling; provided, however, that if in the judgment of the Independent Accountant, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of the Independent Accountant and (if applicable) the preparation and submission of the ruling request shall be borne by the Bank.

(c) To the extent the aggregate present value of Employee’s Payments pursuant to Section 12 would exceed the Benefit Limit, the salary payments will first be reduced, and then accelerated vesting of Employee’s options would be reduced, to the extent necessary to assure that such Benefit Limit is not exceeded.

14. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by written instrument duly executed by each party. Notwithstanding the foregoing, Employee agrees that if subsequent to the date hereof, Bank determines in its sole discretion that modification(s) to this Agreement become necessary solely for the purpose of ensuring that the Agreement does not provide for the deferral of compensation as defined under Section 885 of the recently enacted American Jobs Creation Act of 2004, Pub. Law No. 108-357, 118 Stat. 1418, which added Section 409A to the Internal Revenue Code, and regulations and other guidance promulgated there under, such modification(s) may be unilaterally imposed by the Bank, and shall be binding on this Agreement, and the Employee’s consent to such modification(s) need not be obtained for the purpose of effectuating such modification(s).

15. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or delivered against receipt to the party at the address set forth following the signature line of this Agreement or to such other address as the party shall have furnished in writing. Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this Section 15. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

16. Dispute Resolution Procedures. Except with respect to any claim for equitable relief (the pursuit of which shall not be subject to the provisions of this Section 16), any controversy or claim arising out of this Agreement or the Employee’s employment with the Bank or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. In no event shall the demand for arbitration be made after the date when the institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Any party desiring to initiate arbitration procedures hereunder shall serve written notice on the other party. The parties agree that an arbitrator shall be selected pursuant to these provisions within thirty (30) days of the service of the notice of arbitration. In the event of any arbitration pursuant to these provisions, the parties shall retain the rights of all discovery provided pursuant to the California Code of Civil Procedure and the Rules thereunder. Any arbitration initiated pursuant to these provisions shall be on an expedited basis and the dispute shall be heard within one hundred twenty (120) days following the serving of the notice of arbitration and a written decision shall be rendered within sixty (60) days thereafter. All rights, causes of action, remedies and defenses available under California law and equity are available to the parties hereto and shall be applicable as though in a court of law. The parties shall share equally all costs of any such arbitration.

17. Miscellaneous.

(a) This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California laws, except to the extent superseded by federal law. The parties specifically acknowledge that while the restrictions contained in Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991, relating to the payment of bonuses and increases for senior executive officers of institutions which are deemed “undercapitalized,” do not currently apply to the Bank, such provisions may affect the terms of this Agreement if during its Term the Bank should be deemed undercapitalized by either the OTS or the FDIC. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Employee and a duly authorized representative of the Bank.

(b) Any waiver by either party of a breach of any provision of this Agreement shall not operate as to be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(c) Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Bank and its successors and those who are its assigns under Section 12.

(d) This Agreement does not create, and shall not be construed as creating, any rights enforceable by a person not a party to this Agreement (except as provided in subsection (c) above).

(e) The headings in this Agreement are solely for the convenience of reference and shall be given no effect on the construction or interpretation of this Agreement.

(f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws, except where federal law governs.

IN WITNESS WHEREOF, the Bank and Employee have executed this Agreement to be effective as of the day and year written above.

BANK:	COMMERCIAL CAPITAL BANK, FSB

	By:	/S/ DAVID S. DEPILLO
David S. DePillo
Vice Chairman and Chief Operating Officer

Address: 8105 Irvine Center Drive
Suite 1500
Irvine, CA 92618

EMPLOYEE:	/s/ STEPHEN H. GORDON Stephen H. Gordon

Address: